EXHIBIT 99.1

For Immediate Release	Contact:	Ann Storberg, Investor Relations (517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. ANNOUNCES CASH DIVIDEND
East Lansing, Mich. (July 25, 2007) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced its Board of Directors has declared a quarterly dividend of $0.10 per common share be paid in cash on September 28, 2007 to shareholders of record of September 12, 2007. The Company has approximately 11.1 million shares outstanding.
The Company expects it will pay a comparable quarterly cash dividend in the foreseeable future. However, the continued payment of future dividends will depend upon the financial condition and results of operation of the Company and such other factors as are deemed relevant by the Board of Directors.
“A shareholder dividend plan fits well within our overall capital management strategy and will complement our active share repurchase program,” stated President and Chief Executive Officer R. Kevin Clinton. “APCapital has produced profitable results over the past 15 quarters and we believe the Company is well positioned to continue returning positive shareholder value.”
Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
Forward-Looking Statements
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the financial condition and results of operation of the Company, unexpected requirements for cash, including for acquisitions, changes in the Company’s business prospects, an adverse change in tax law relating to dividends and any other risks and uncertainties listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.
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